Exhibit 99.1

USG Corporation Reports 2011 Fourth Quarter and Full Year Results

Fourth Quarter 2011 vs. Fourth Quarter 2010

Consolidated Business Highlights

  Sales increased 7.8 percent to $750 million
  Operating loss of $42 million compared to $95 million
  Adjusted operating loss of $37 million compared to $39 million

Business Unit Highlights

  U.S. Gypsum wallboard shipments totaled 1.09 BSF vs. 945MMSF
  U.S. Gypsum average wallboard price of $112.59 per thousand square feet vs. $111.95
  Worldwide Ceilings operating profit increased $6 million, or 50 percent
  L&W same store net sales increased 8 percent
  SHEETROCK® Brand UltraLight Panels accounted for 38 percent of all USG wallboard shipments in the United States

CHICAGO--(BUSINESS WIRE)--February 6, 2012--USG Corporation (NYSE:USG), a leading building products company, today reported fourth quarter 2011 net sales of $750 million, up nearly 8 percent from fourth quarter 2010 net sales of $696 million. USG’s fourth quarter operating loss was $42 million compared to a $95 million loss in the fourth quarter of 2010. The fourth quarter 2011 net loss after-tax was $100 million or $0.95 per share. This compares to a $121 million net loss in 2010 or $1.17 per share.

“While some markets remain at or near historically low levels, all of our businesses continue to benefit from the strategic actions we have taken to reduce costs and strengthen our operations,” said James S. Metcalf, Chairman, President and CEO. “United States Gypsum Company and L&W Supply Corporation, our two largest businesses, reduced their reported operating losses in 2011 compared to the prior year, while many of our other key units achieved an operating profit in 2011.”

“The success of our SHEETROCK® Brand UltraLight wallboard products in 2011 was one of the highlights of the year,” Metcalf continued. “Market acceptance and customer feedback regarding both the 1/2 inch product and the newer 5/8 inch products have been outstanding. We foresee significant opportunities to extend the proprietary lightweight technology to other product categories, including our market-leading family of joint treatment products.”

The corporation’s adjusted operating loss was $37 million in the fourth quarter of 2011, which compares to an adjusted operating loss of $39 million in the fourth quarter of 2010. The adjusted operating loss for the fourth quarter of 2011 excludes $5 million of restructuring and asset impairment charges. The adjusted operating loss for the fourth quarter of 2010 excludes $56 million of restructuring and asset impairment charges.

The Corporation recorded full year 2011 net sales of $3.0 billion, an operating loss of $197 million and a net loss of $390 million. For the full year 2010, net sales were $2.9 billion, the operating loss was $260 million and net loss was $405 million.

Looking ahead, Metcalf said, “Our goal is to continue taking the actions necessary to achieve an adjusted operating profit as soon as possible. We will remain focused on strengthening our core businesses, diversifying our earnings and differentiating USG though innovation.”

A conference call is being held today at 10:00 A.M. Central Time during which USG senior management will discuss the corporation’s operating results. The conference call will be webcast on the USG Web site, www.usg.com, in the Investor Relations section. The dial-in number for the conference call is 1-800-315-2944 (1-847-413-2929 for international callers), and the pass code is 31586992. After the live webcast, a replay of the webcast will be available on the USG Web site. In addition, a telephonic replay of the call will be available until Friday, February 10, 2012. The replay dial-in number is 1-888-843-7419 (1-630-652-3042 for international callers), and the pass code is 31586992.

USG Corporation is a manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, LLC, L&W Supply Corporation and other subsidiaries. Headquartered in Chicago, USG’s worldwide operations serve the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply branch locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG Web site at www.usg.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ from management’s expectations and, accordingly, may affect our sales and profitability or other results and liquidity. Actual results may differ due to various other factors, including: economic conditions, such as the levels of new home and other construction activity, employment levels, the availability of mortgage, construction and other financing, mortgage and other interest rates, housing affordability and supply, the levels of foreclosures and home resales, currency exchange rates and consumer confidence; capital markets conditions and the availability of borrowings under our credit agreement or other financings; competitive conditions, such as price, service and product competition; shortages in raw materials; changes in raw material, energy, transportation and employee benefit costs; the loss of one or more major customers and our customers’ ability to meet their financial obligations to us; capacity utilization rates; changes in laws or regulations, including environmental and safety regulations; the outcome in contested litigation matters; the effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. We assume no obligation to update any forward-looking information contained in this press release.

USG CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS
(dollars in millions except per share data)
(Unaudited)

	Three Months		Twelve Months
	ended December 31,		ended December 31,
	2011	2010	2011	2010

Net sales	$750	$696	$3,024	$2,939

Cost of products sold	707	652	2,839	2,775

Gross profit	43	44	185	164

Selling and administrative expenses	80	83	307	314

Restructuring and long-lived asset	5	56	75	110
impairment charges

Operating loss	(42)	(95)	(197)	(260)

Interest expense	53	49	211	183

Interest income	(1)	(2)	(6)	(5)

Other (income) expense, net	-	1	(2)	1

Loss before income taxes	(94)	(143)	(400)	(439)

Income tax benefit	6	(22)	(10)	(34)

Net loss	$(100)	$(121)	$(390)	$(405)

Basic loss per common share	$(0.95)	$(1.17)	$(3.76)	$(4.03)
Diluted loss per common share	$(0.95)	$(1.17)	$(3.76)	$(4.03)

Average common shares	105,361,746	102,872,914	103,902,038	100,471,635
Average diluted common shares	105,361,746	102,872,914	103,902,038	100,471,635

Other Information:
Depreciation, depletion and amortization	$41	$44	$166	$178
Capital expenditures	$17	$21	$55	$39

Average common shares and average diluted common shares outstanding are calculated in accordance with
Accounting Standards Codification 260, "Earnings Per Share."

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months		Twelve Months
	ended December 31,		ended December 31,
	2011	2010	2011	2010
Net Sales:

North American Gypsum:
United States Gypsum Company	$325	$302	$1,297	$1,295
CGC Inc. (gypsum)	77	69	307	290
USG Mexico, S.A. de C.V.	38	41	161	151
Other subsidiaries*	8	11	32	33
Eliminations	(26)	(30)	(102)	(111)
Total	422	393	1,695	1,658

Building Products Distribution:
L&W Supply Corporation	264	250	1,060	1,061

Worldwide Ceilings:
USG Interiors, Inc.	105	94	448	422
USG International	56	51	231	224
CGC Inc. (ceilings)	15	14	67	62
Eliminations	(12)	(10)	(49)	(48)
Total	164	149	697	660

Eliminations	(100)	(96)	(428)	(440)
Total USG Corporation	$750	$696	$3,024	$2,939

Operating Profit (Loss):

North American Gypsum:
United States Gypsum Company	$(18)	$(61)	$(78)	$(160)
CGC Inc. (gypsum)	1	1	(1)	17
USG Mexico, S.A. de C.V.	5	5	21	17
Other subsidiaries*	(9)	(21)	(78)	(39)
Total	(21)	(76)	(136)	(165)

Building Products Distribution:
L&W Supply Corporation	(15)	(12)	(68)	(97)

Worldwide Ceilings:
USG Interiors, Inc.	15	10	66	57
USG International	1	(1)	12	7
CGC Inc. (ceilings)	2	3	13	10
Total	18	12	91	74

Corporate	(20)	(19)	(80)	(69)
Eliminations	(4)	-	(4)	(3)
Total USG Corporation	$(42)	$(95)	$(197)	$(260)

* Includes a shipping company in Bermuda and a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	December 31,	December 31,
	2011	2010

Assets
Current Assets:
Cash and cash equivalents	$365	$629
Short-term marketable securities	164	128
Restricted cash	1	4
Receivables (net of reserves - $18 and $17)	324	327
Inventories	305	290
Income taxes receivable	8	3
Deferred income taxes	4	6
Other current assets	55	50
Total current assets	1,226	1,437

Long-term marketable securities	122	150
Property, plant and equipment (net of accumulated
depreciation and depletion - $1,637 and $1,546)	2,117	2,266
Deferred income taxes	25	-
Other assets	229	234

Total Assets	$3,719	$4,087

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$233	$218
Accrued expenses	266	294
Current portion of long-term debt	7	7
Deferred income taxes	12	-
Income taxes payable	7	10
Total current liabilities	525	529

Long-term debt	2,297	2,301
Deferred income taxes	6	7
Other liabilities	735	631
Commitments and contingencies

Stockholders' Equity:
Preferred stock	-	-
Common stock	10	10
Treasury stock	-	(55)
Capital received in excess of par value	2,561	2,565
Accumulated other comprehensive loss	(174)	(50)
Retained earnings (deficit)	(2,241)	(1,851)
Total stockholders' equity	156	619

Total Liabilities and Stockholders' Equity	$3,719	$4,087

Other Information:
Total cash and cash equivalents and marketable securities	651	907
Borrowing availability from lines of credit	183	156
Total Liquidity	$834	$1,063

USG CORPORATION
RECONCILIATION of ADJUSTED OPERATING LOSS to REPORTED GAAP OPERATING LOSS
(dollars in millions)
(Unaudited)

	Three Months		Twelve Months
	ended December 31		ended December 31
	2011	2010	2011	2010

Adjusted Operating Profit (Loss):
North American Gypsum	$(15)	$(23)	$(69)	$(72)
Building Products Distribution	(16)	(11)	(61)	(82)
Worldwide Ceilings	18	13	91	75
Corporate	(20)	(18)	(79)	(68)
Eliminations	(4)	-	(4)	(3)
Total	(37)	(39)	(122)	(150)

Restructuring and Long-Lived
Asset Impairment Charges:
North American Gypsum	6	53	67	93
Building Products Distribution	(1)	1	7	15
Worldwide Ceilings	-	1	-	1
Corporate	-	1	1	1
Total	5	56	75	110

Reported GAAP Operating Profit (Loss):
North American Gypsum	(21)	(76)	(136)	(165)
Building Products Distribution	(15)	(12)	(68)	(97)
Worldwide Ceilings	18	12	91	74
Corporate	(20)	(19)	(80)	(69)
Eliminations	(4)	-	(4)	(3)
Total	(42)	(95)	(197)	(260)

References to Adjusted Operating Loss are non-GAAP measures. Management believes this information provides investors with a more useful comparison of the corporation's ongoing business performance.

UNITED STATES GYPSUM COMPANY
GYPSUM WALLBOARD REALIZED SELLING PRICES & SHIPMENTS

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter		Full Year
Year	Price	Volume	Price	Volume	Price	Volume	Price	Volume	Price	Volume
2011	$109.15	0.99	$111.55	0.99	$111.66	1.05	$112.59	1.09	$111.27	4.11

2010	$106.58	1.15	$114.17	1.07	$114.45	1.03	$111.95	0.95	$111.66	4.19

Wallboard price reflects amount per one thousand square feet.
Volume expressed in billions of square feet.

CONTACT:
USG Corporation
Media Inquiries: 312/436-4356
Investor Relations: 312/436-6098